Exhibit 6.10

PROMISSORY NOTE

$680,000.00	Made as of August 18, 2023
Tampa, Florida

FOR VALUE RECEIVED, the undersigned GolfSuites Auburn, LLC, an Alabama limited liability company, (the “Borrower”), hereby promises to pay to the order of Michael Sierra and Cynthia Coto Sierra as Co-Trustees of The Sierra CPT Trust dated 1/25/2023 (the “Lender”), at its office at 703 West Swann Avenue, Tampa, FL 33606, or at such other place as Lender may direct, in lawful money of the United States of America constituting legal tender in payment of all debts and dues, public and private, together with interest thereon calculated at the rate and in the manner set forth herein, the principal amount of SIX HUNDRED EIGHTY THOUSAND AND NO/100THS DOLLARS ($680,000.00), or so much thereof as may be advanced and outstanding hereunder. Payment of principal and interest under this Promissory Note (the “Note”) shall be in accordance with the following provisions:

1.	Interest Rate.

The per annum interest rate to be applied to the unpaid balance of this Note will be a fixed rate of fifteen percent (15%).

2.	Payments of Principal and Interest; Maturity Date.

Unless accelerated pursuant to the terms hereof, the indebtedness shall be due and payable as follows: Beginning October 1, 2023, and on the first (1st) day of each month (the “Payment Date”) through October 1, 2024 (the “Maturity Date”), Borrower shall make a monthly payment of EIGHT THOUSAND AND 00/100THS DOLLARS ($8,500.00). A balloon payment is due at maturity. All unpaid principal, interest, and other charges shall be due on the Maturity Date.

With respect to any interest rates, if any future law, rule, regulation or directive, or any future judicial or administrative interpretation of any existing law, rule, regulation or directive (i) subjects Lender to any tax, duty, charge or withholding on or from payments due from Borrower (excluding taxation of the overall net income of Lender or taxation which may be treated as an offset against such taxation of overall net income), (ii) imposes or increases any reserve (other than reserves for which Lender is otherwise indemnified under this Note), special deposit or similar requirement against Lender, or (iii) imposes any other condition, the result of which is to increase the cost to Lender of making, funding or maintaining loans or reduces any amount receivable by Lender in connection with loans, or requires Lender to make any payment calculated by reference to the amount of loans held or interest received by it. then, upon demand by Lender, Borrower shall pay to Lender that portion of such increased expense incurred or reduced amount received which Lender determines is attributable to making, funding and maintaining such an amount hereunder.

3.            Additional Provisions Regarding Interest. Interest on all principal amounts outstanding from time to time hereunder shall be calculated on the basis of a 360-day year applied to the actual number of days upon which principal is outstanding, by multiplying the product of the principal amount and the applicable rate set forth herein by the actual number of days elapsed and dividing by 360. At the option of Lender and without any requirement of notice to Borrower, any principal amounts outstanding hereunder after maturity, earlier acceleration of this Note, or an Event of Default, shall bear interest at a rate equal to the highest rate allowed by applicable law. It is the intention of Lender and Borrower to conform strictly to any applicable usury laws. Accordingly, if the transactions contemplated hereby would be usurious under any applicable law, then, in that event, notwithstanding anything to the contrary in this Note or any other agreement entered into in connection with or as security for or guaranteeing this Note, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged, or received by Lender under this Note or under any other agreement entered into in connection with or as security for or guaranteeing this Note shall under no circumstances exceed the Highest Lawful Rate (as defined below), and any excess shall be canceled automatically and, if theretofore paid, shall, at the option of Lender, be credited by Lender on the principal amount of any indebtedness owed to Lender by Borrower or refunded by Lender to Borrower, and (ii) in the event that the payment of this Note is accelerated or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to Lender may never include more than the Highest Lawful Rate and excess interest, if any, to Lender provided for in this Note or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and if theretofore paid, shall, at the option of Lender, be credited by Lender on the principal amount of any indebtedness owed to Lender by Borrower or refunded by Lender to Borrower.

“Highest Lawful Rate” means the maximum non-usurious interest rate (computed on the basis of a year of 365 or 366 days, as applicable) that at any time or from time to time maybe contracted for, taken, reserved, charged. or received on amounts due to Lender, under laws applicable to Lender with regard to this Note that are presently in effect or, to the extent allowed by law, under such applicable laws that allow a higher maximum non usurious rate than applicable laws now allow.

4.            Prepayment. This Note may be prepaid, in whole or in part, at any time, provided, that if any payment of any part of the principal amount of this Note occurs on any date prior to the applicable Payment Date, Borrower shall upon demand by Lender indemnify Lender for all costs incurred by Lender resulting therefrom.

5.            Application of Prepayments. Borrower agrees that all loan fees and other prepaid charges are earned fully as of the date of this Note and will not be subject to refund, except as required by law. Subject to any prepayment fee and other conditions provided herein, Borrower may pay all or a portion of the amount owed before it is due. Prepayment in full shall consist of payment of the remaining unpaid principal balance together with all accrued and unpaid interest and all other amounts, costs and expenses for which Borrower is responsible under this Note or any other agreement with Lender pertaining to this loan before such amounts are due, whether such prepayment arises from a voluntary or involuntary prepayment, acceleration of maturity, or any other cause or reason. Prepayment in part shall consist of payment of any portion of the unpaid principal balance before it is due, whether such prepayment arises from a voluntary or involuntary prepayment, acceleration of maturity, or any other cause or reason.

6.            Loan Documents. The indebtedness evidenced hereby is secured by, among other things, that certain Mortgage executed by Borrower in favor of Lender in connection herewith and constituting a first-priority lien upon the Borrower’s property known as Lot 2-A-2; Redivision of Parcel 2-A; the Landing Subdivision, Lee County, Alabama, identified in the Mortgage of even date in favor of the Lender. This Note is included in the indebtedness referred to in the Mortgage and is entitled to the benefits of the Mortgage, but neither this reference to that documents nor any provisions thereof shall affect or impair the absolute and unconditional obligations of the Borrower to pay the principal of, interest on and charges and expenses related to this Note when due.

7.            Events of Default. The occurrence of any one or more of the following shall constitute an event of default hereunder (an “Event of Default”):

(a)          Default in the payment of the principal of, interest on, or charges and expenses related to this Note as and when due and the expiration of ten (10) days after the date of such default;

(b)          Failure by Borrower or Guarantor to pay or perform any other loan, indebtedness, liability or obligation to Lender as and when due;

(c)          Failure by Borrower, Guarantor or any other person or entity to observe or comply with any covenant, obligation or provision contained or referenced in this Note or in any other document, agreement or instrument executed in connection with or securing this Note for a period of thirty (30) days from the date of such breach;

(d)          The occurrence or continuation of any default or event of default contained, specified or referenced in any of the loan documents or in any other document, agreement or instrument executed in connection with or securing this Note;

(e)          The commencement of a proceeding by or against Borrower or Guarantor for dissolution or liquidation, the voluntary or involuntary termination or dissolution of any Borrower or Guarantor or the merger or consolidation of Borrower with or into another entity;

(f)           The insolvency of, the business failure of, the appointment of a custodian, trustee, liquidator, or receiver for any of the property of, the assignment for the benefit of creditors by, or the filing of a petition under bankruptcy, insolvency or debtor’s relief law or the filing of a petition for any adjustment of indebtedness, composition or extension by or against any Borrower or Guarantor;

(g)          The death or legal incapacity of the Borrower or any Guarantor who is a natural person;

(h)          The entry of a judgment against the Borrower or any Guarantor, which Lender deems to be of a material nature, in Lender’s sole discretion, which is not released or satisfied within thirty (30) days of the entry thereof;

(i)           The seizure or forfeiture of, or the issuance of any writ of possession, garnishment or attachment, or any turnover order for any property of the Borrower or any Guarantor, including without limitation the property encumbered by a Mortgage;

(j)           Should Lender’s liens, mortgage or security interest in any of the collateral for this Note become unenforceable, or cease to be a lien, mortgage or security interest; or

(l)           The failure of Borrower’s business to comply with any law or regulation controlling its operation, which materially impacts the operation of the Borrower’s business.

8.            Rights and Remedies Upon Event of Default. Upon the occurrence of an Event of Default, then, or at any time thereafter, Lender may, with or without notice to Borrower or any other person, refuse to make further advances under this Note, declare this Note to be forthwith due and payable, as to principal and interest and related charges and expenses, and/or exercise any and all rights and remedies available to Lender under applicable law and the Mortgage and any other loan documents, all without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in any of the loan documents or in any other instrument executed in connection with or securing this Note to the contrary notwithstanding. To the extent permitted by law, the Interest Rate shall be increased at Lender’s discretion up to the Highest Lawful Rate chargeable by applicable law (the “Default Rate”). The provisions herein for a Default Rate shall not be deemed to extend the time for any payment hereunder or to constitute a grace period giving Borrower a right to cure any default. At Lender’s option, any accrued and unpaid interest, fees or charges may, for purposes of computing and accruing interest on a daily basis after the due date of the Note or any installment thereof, be deemed to be a part of the principal balance, and interest shall accrue on a daily compounded basis after such date at the Default Rate provided in this Note until the entire outstanding balance of principal and interest is paid in full.

The Lender is not required to rely on any collateral for the payment of this Note upon the occurrence of an Event of Default by the Borrower, but may proceed directly against the maker, endorsers, or guarantors, if any, in such manner as it deems desirable. None of the rights and remedies of the Lender are to be waived or affected by failure to exercise them or by delay in exercising them. All remedies conferred on the Lender by this Note or any other instrument or agreement shall be cumulative, and none is exclusive. Such remedies may be exercised concurrently or consecutively at the then holder’s option.

9.            Late Fee. Any scheduled payment of principal and/or interest which is not paid within ten (10) days from the date due will be subject to a late charge of ten percent (10%) of such scheduled payment.

10.          Waivers. Borrower hereby waives demand, presentment for payment, notice of dishonor, protest and notice of protest and diligence in collection or bringing suit and agrees that the Lender may accept partial payment, or release or exchange security or collateral, without discharging or releasing any unreleased collateral or the obligations evidenced hereby. Borrower further waives any and all rights of exemption, both as to personal and real property, under the constitution or laws of the United States, the State of Alabama or any other state.

11.          Attorneys’ Fees. Borrower agrees to pay reasonable attorneys’ fees and costs incurred by the Lender in collecting or attempting to collect this Note, whether by suit or otherwise.

12.          Notices. Except as otherwise provided in Section 14, any notices required or permitted under this Note shall be given as follows:

To Lender:	Michael Sierra and Cynthia Sierra, Trustees	Copy to:	Monica L. Sierra
	The Sierra CPT Trust		703 West Swann Ave
	703 West Swann Avenue		Tampa, Florida 33606
Tampa, Florida 33606

To Borrower:	Gerald D. Ellenburg, Manager
GolfSuites Auburn, LLC
650 East Bloomingdale Avenue
Brandon, Florida 33511

13.          Waiver of Trial by Jury. LENDER AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS NOTE, ALL OTHER DOCUMENTS GIVEN TO EVIDENCE OR SECURE THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS RELATED THERETO (WHETHER VERBAL OR WRITTEN).

14.          Accord and Satisfaction. Borrower agrees not to send Lender payments marked “paid in full,” “without recourse,” or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amounts owed or that may become owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes payment in full of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount, must be mailed or delivered to Lender at its address set forth above.

15.          Other Collateral. Collateral securing other loans with Lender may also secure this loan. To the extent collateral previously has been given to Lender by any person that may secure this loan, whether directly or indirectly, it is specifically agreed that, to the extent prohibited by law, all such collateral consisting of household goods will not secure this loan. In addition, if any collateral requires the giving of a right of rescission under the Truth in Lending Act for this loan, such collateral also will not secure this loan unless and until all required notices of that right have been given.

16.          Joint and Several Liability. If Borrower consists of two (2) or more persons, the term “Borrower” shall refer to all persons signing this Note as Borrowers, and to each of them, and all of them are jointly and severally bound, obligated and liable hereunder. Lender may release, compromise, modify or settle with any of Borrower, in whole or in part, without impairing, lessening or affecting the obligations and liabilities of the others of Borrower hereunder. Any of the acts mentioned aforesaid may be done without the approval or consent of, or notice to, any of Borrower.

17.          Miscellaneous. As used herein, the terms “Borrower” and “Lender” shall be deemed to include their respective successors, legal representatives and assigns, whether by voluntary action of the parties or by operation of law.

This Note is executed and delivered as an incident to a lending transaction negotiated and consummated in Hillsborough County, Florida, and shall be governed by and construed in accordance with the laws of the State of Florida except that it is hereby expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply strictly with the applicable Alabama law governing the maximum rate or amount of interest payable on this Note. With respect to the exercise and enforcement of foreclosure rights against any of the collateral or the mortgaged property, the laws of the state where the collateral or mortgaged property is located shall govern. Borrower, for itself and its successors and assigns, hereby irrevocably (i) submits to the nonexclusive jurisdiction of the state and federal courts in Florida, (ii) waives, to the fullest extent permitted by law, any objection that it may now or in the future have to the laying of venue of any litigation arising out of or in connection with this Note or any Loan Document brought in the Circuit Court of Hillsborough County, Texas, or in the United States District Court for the Middle District of Florida, (iii) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in such court or that such court is an inconvenient forum, and (iv) agrees that any legal proceeding against any party to any of the Loan Documents arising out of or in connection with any of the Loan Documents may be brought in one of the foregoing courts. Borrower hereby agrees that service of process upon Borrower may be made by certified or registered mail, return receipt requested, at its address specified herein. Nothing herein shall affect the right of Lender to serve process in any other manner permitted by law or shall limit the right of Lender to bring any action or proceeding against Borrower or with respect to any of Borrower’s property in courts in other jurisdictions. The scope of each of the foregoing waivers is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Borrower acknowledges that these waivers are a material inducement to Lender’s agreement to enter into the agreements and obligations evidenced by the Loan Documents, that Lender has already relied on these waivers and will continue to rely on each of these waivers in related future dealings. The waivers in this section are irrevocable, meaning that they may not be modified either orally or in writing, and these waivers apply to any future renewals, extensions, amendments, modifications, or replacements in respect of any and all of the applicable Loan Documents. In connection with any litigation, this Note may be filed as a written consent to a trial by the court.

With respect to the exercise and enforcement of foreclosure rights against any collateral or the mortgaged property, the laws of the state where the collateral or mortgaged property is located shall govern. Notwithstanding the foregoing, nothing contained in this section shall prevent Lender from bringing any action or exercising any rights against Borrower, any Guarantor, any security for the Loan, or any of Borrower’s properties in any other county, state or jurisdiction. Initiating such action or proceeding or taking any such action in any other state shall in no event constitute a waiver by Lender of any of the foregoing. Nothing herein shall be deemed to have the effect of limiting the jurisdiction of any court.

This Note is given under the seal of all parties hereto, and it is intended that this Note is and shall constitute and have the effect of a sealed instrument according to law. This Note may not be modified except by written agreement signed by the Borrower and the Lender hereof, or by their respective successors or assigns.

If this Note shall be mutilated, lost, stolen or destroyed, Borrower shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to Borrower. Provided, however, the new Note shall not be intended and shall not be deemed to be, and will not effect, a discharge, accord, satisfaction, release and/or novation of the indebtedness evidenced by this Note.

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IN WITNESS WHEREOF, the parties to this Note, through their duly authorized representatives, have on the dates set forth below executed this Note to be effective as the date first set forth above.

BORROWER:

GOLFSUITES AUBURN, LLC,

an Alabama limited liability company

Its Manager:

By: GOLFSUITES 1, INC.,
a Delaware corporation
Its: Sole Member

By:	/s/ Gerald D. Ellenburg
Gerald D. Ellenburg
Its:	Chief Executive Officer
Date:	8-17-2023

LENDER:

THE SIERRA CPT TRUST DATED 1/25/2023,

By:

Title:	Trustee
Date:

EXHIBIT “A”

[Insert Amortization Schedule Here]